                                   EXHIBIT 11

                 Computations of Earnings Per Share Information,

                    Primary and Fully Diluted - Net Earnings.

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
                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                             PRIMARY - NET EARNINGS

                                                Three Months Ended
                                                   September 30,

                                               1997            1996
                                               -----           ----

                                          (in thousands, except per share amounts)
Net earnings for computing earnings
per share - primary ......................    $   782         $  686
                                              =======         ======

Weighted average number of common and
common equivalent shares outstanding .....      1,763          1,770
                                              =======         ======

Net earnings per common and common
equivalent share-primary .................    $   .44         $  .39
                                              =======         ======

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
                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER SHARE INFORMATION

                          FULLY DILUTED - NET EARNINGS

                                                                                 Three Months Ended
                                                                                   September 30,
                                                                                1997           1996
                                                                                ----           ----
                                                                       (in thousands, except per share amounts)
Net earnings for computing earnings
per share - primary ..................................................         $  782         $  686

Reduction of interest expense less
applicable income taxes assuming
conversion of 7% convertible
subordinated debentures due 2011 .....................................             --             50
                                                                               ------         ------

Net earnings for computing earnings
per share-fully diluted ..............................................         $  782         $  736
                                                                               ======         ======

Weighted average number of common and
common equivalent shares outstanding .................................          1,764          1,770

Addition from assumed conversion as of the beginning of each period of the 7% convertible subordinated debentures outstanding on a fully
diluted basis ........................................................             --            237
                                                                               ------         ------
Weighted average number of common and
common equivalent shares outstanding
on a fully diluted basis .............................................          1,764          2,007
                                                                               ======         ======

Net earnings per common and common equivalent share - fully
diluted ..............................................................         $  .44         $  .37
                                                                               ======         ======

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